        P.O. Box 2198 · Memphis, TN · 38101-2198 · (901) 495-6500 · Fax: (901) 495-8300
News: For immediate release

AUTOZONE EPS UP 36%;

ROIC IMPROVES TO 22.3%;

NEW DIRECTOR ELECTED

Memphis, Tenn. (May 27, 2003) -- AutoZone, Inc. (NYSE: AZO) today reported sales of $1.288 billion for its third fiscal quarter (12 weeks) ended May 10, 2003, an increase of 5.2% from fiscal 2002.  Same store sales, or sales for domestic stores open at least one year, increased 2.8% during the quarter, including flat retail comparable sales and 30% for commercial comparable sales.  Gross profit, as a percentage of sales, for the quarter improved by 223 basis points, while operating expenses, as a percentage of sales, declined by 10 basis points.  This resulted in a 17.2% operating margin, up 233 basis points from last year.  Net income for the quarter increased by 23% to $126.0 million, and diluted earnings per share increased 36% to $1.30 from $0.96 reported in the year-ago quarter.  Return on invested capital for the trailing four quarters increased to 22.3%.

For the fiscal year-to-date period (36 weeks), sales were $3.628 billion, an increase of 4.2% from the previous year, with a same store sales increase of 3.2%.  Year-to-date net income increased 24% to $310.2 million, and diluted earnings per share for the period increased 36% to $3.12 from $2.29.  On a trailing four quarters basis, AutoZone achieved a 4.3% same store sales increase, including 2.0% for retail and 25.5% for commercial.  Additionally, inventory levels per store declined from the second quarter level of $471 thousand to $469 thousand.  Even with these reductions, the Company's payables to inventory ratio rose from 70% last quarter to 73% this quarter. Net inventory (inventory net of accounts payable) per store declined from the second quarter level of $140 thousand to $128 thousand.

"We are pleased with our strong performance throughout the third quarter, even as we anniversaried 9.5% same store sales increases from the prior year," said Steve Odland, Chairman, President, and Chief Executive Officer.  "The 30% same store sales increase in our AZ Commercial business continues to reflect our commercial customers' positive response to our efforts.  This is the third straight quarter of roughly 30% AZ Commercial comparable sales increases.  Not only have we continued to add valued local commercial customers, we have added valued chain accounts.  Additionally, our ongoing focus on gross margin improvement and relentless expense discipline continues to drive shareholder value.  The combined impact of these efforts improved operating margin by 233 basis points over last year."

Under its ongoing share repurchase program, AutoZone repurchased 4.2 million shares of its common stock for $285 million during the third quarter, including $119 million purchased under forward purchase contracts.  Since 1998, cumulative share repurchases have been $2.676 billion, or 70.2 million shares at an average price of $38.09 per share, including $295.4 million, or 4.0 million shares, under forward purchase contracts yet to be settled.  Subsequent to the end of the quarter, the Company purchased these 4.0 million shares in settlement of all remaining forward contracts outstanding as of May 10, 2003, at an average cost of $74.54 per share.

Also today, the Board of Directors elected James Postl as a new outside director.  Mr. Postl is the retired president and chief executive officer of Pennzoil-Quaker State Company.  Prior to that he served in various senior management positions at Nabisco Inc., Pepsico Inc. and Procter & Gamble.  He is active in the community, chairing the board of the American Heart Association, serving on the Council of Overseers for Jesse H. Jones Graduate School of Management at Rice University, and on the boards of the Houston Area Women's Center and the Society for the Performing Arts.  "We are pleased to add Jim to our board.  His industry expertise and experience ensure he will be a valued contributor," said Steve Odland.

As required by the Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Cash Consideration Received from a Vendor" (Issue 02-16), AutoZone reflected the new accounting for new and modified vendor funding arrangements during the third quarter.  This resulted in a non-cash pretax charge of $2.6 million (or $0.02 per share) during the quarter.  Additionally, as a result of Issue 02-16, for the twelve and thirty-six weeks ended May 10, 2003, selling, general, and administrative expenses were approximately $15.6 million higher and gross margin was approximately $13 million higher than such amounts would have been otherwise.  Excluding the impact of the new pronouncement, gross margin for the quarter would have been 45.5% (vs. 44.3% last year) and selling, general and administrative expenses as a percent of sales would have been 28.0% (vs. 29.4% last year).

The new accounting pronouncement for vendor funding will not impact the way AutoZone runs its business or its relationships with vendors.  It is a non-cash effect.  Based on the timing of the issuance of the pronouncement and guidelines, AutoZone was precluded from adopting Issue 02-16 as a cumulative effect of a change in accounting principle.  Had AutoZone been permitted to adopt Issue 02-16 for all vendor funding arrangements that existed at September 1, 2002, the estimated impact on operating profit for fiscal 2003 would have been a decrease of approximately $25 million (or $0.16 per share -- based on third quarter diluted share count).  While the timing of the recognition for the remaining impact will be dependent on the timing of modifications of existing vendor agreements, the Company anticipates that a significant portion will be recognized in the fourth quarter of fiscal 2003.

AutoZone will host a one-hour conference call Wednesday, May 28, 2003, beginning at 9 a.m. (CDT) to discuss the third quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.autozone.com by clicking "Investor Relations," "Conference Calls," or by going directly to http://www.autozone.com/investors.  The call will also be available by dialing (210) 234-0004.  A replay of the call and slides will be available on AutoZone's website.  In addition, a replay of the call will be available by dialing (402) 530-7956 through Thursday, June 26, 2003.

During the quarter AutoZone opened 31 new stores and closed 1 store in the U.S. and opened 2 new stores in Mexico.  As of May 10, 2003, AutoZone sells auto and light truck parts, chemicals and accessories through 3,152 AutoZone stores in 45 states plus the District of Columbia in the U.S. and 43 AutoZone stores in Mexico and also sells the ALLDATA brand diagnostic and repair software.  On the web, AutoZone sells diagnostic and repair information through www.alldatadiy.com, and auto and light truck parts through www.autozone.com.

Certain statements contained in this press release are forward-looking statements.  These statements discuss, among other things, business strategies and future performance.  These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, weather, war and the prospect of war, including terrorist activity, and the availability of commercial transportation.  Actual results may materially differ from anticipated results.  Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 31, 2002, for more information related to those risks.  AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com

Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

AutoZone's 3rd Quarter Highlights - Fiscal 2003

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	12 Weeks Ended May 10, 2003	12 Weeks Ended May 4, 2002	36 Weeks Ended May 10, 2003	36 Weeks Ended May 4, 2002	Trailing 4 Quarters May 10, 2003	Trailing 4 Quarters May 4, 2002

Net sales	$ 1,288,445	$ 1,224,810	$ 3,627,776	$ 3,482,173	$ 5,471,113	$ 5,122,836
Cost of goods sold	689,622	682,826	1,983,564	1,949,153	2,984,534	2,902,003
Gross profit	598,823	541,984	1,644,212	1,533,020	2,486,579	2,220,833
Operating expenses	376,940	359,551	1,086,505	1,073,934	1,616,950	1,568,481
Restructuring and impairment charges	---	---	---	---	---	121,489
Operating profit	221,883	182,433	557,707	459,086	869,629	530,863
Interest expense, net	19,353	17,419	58,091	55,124	82,827	83,424
Income before taxes	202,530	165,014	499,616	403,962	786,802	447,439
Taxes	76,553	62,700	189,453	153,800	298,653	170,800
Net income	$ 125,977	$ 102,314	$ 310,163	$ 250,162	$ 488,149	$ 276,639
Net income per share:
Basic	$ 1.331	$ 0.984	$ 3.187	$ 2.354	$ 4.967	$ 2.579
Diluted	$ 1.301	$ 0.959	$ 3.118	$ 2.295	$ 4.855	$ 2.521
Shares outstanding:
Basic	94,666	103,961	97,307	106,264	98,285	107,250
Diluted	96,811	106,644	99,470	109,015	100,547	109,754

Selected Balance Sheet Information
(in thousands)

	May 10, 2003	May 4, 2002	August 31, 2002

Merchandise inventories	$ 1,497,643	$ 1,291,189	$ 1,375,584
Current assets	1,605,303	1,371,977	1,450,128
Property and equipment, net	1,671,917	1,691,593	1,661,728
Total assets	3,647,848	3,444,247	3,477,791
Accounts payable	1,090,158	932,106	1,145,533
Current liabilities	1,570,879	1,348,016	1,533,571
Stockholders' equity	601,618	774,915	689,127
Debt	1,419,967	1,251,134	1,194,517
Working capital	34,424	23,961	(83,443)

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)	May 10, 2003	May 4, 2002	August 31, 2002

EBIT (Operating Profit)	$ 869,629	$ 530,863	$ 771,088
Addback Restructuring and Impairment Chgs	---	151,622	---
Adjusted EBIT	869,629	682,485	771,088
Depreciation/Amortization	111,284	122,136	118,255
EBITDA	980,913	804,621	889,343
Rent Payments	107,477	98,214	99,032
EBITDAR	1,088,390	902,835	988,375

Debt	1,419,967	1,251,134	1,194,517
Rent x 6	644,862	589,287	594,192
Adjusted Debt	2,064,829	1,840,421	1,788,709

Adjusted Debt / EBITDAR	1.9x	2.0x	1.8x
Adjusted Debt / EBITDAR GAAP basis	1.9x	2.4x	1.8x

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended May 10, 2003	12 Weeks Ended May 4, 2002	36 Weeks Ended May 10, 2003	36 Weeks Ended May 4, 2002	Trailing 4 Quarters May 10, 2003	Trailing 4 Quarters May 4, 2002

Depreciation & amortization	$ 24,690	$ 26,404	$ 75,526	$ 82,497	$ 111,284	$ 122,136
Capital spending	$ 36,968	$ 41,223	$ 98,800	$ 81,845	$ 134,194	$ 113,836
Change in Debt	$ (80,425)	$ 808	$ (225,450)	$ (25,732)	$ (168,833)	$ 141,395
Share repurchases	$ 285,063	$ 243,231	$ 444,558	$ 412,442	$ 731,099	$ 516,949
Cash flow before share repurchases	$ 204,638	$ 244,039	$ 219,108	$ 386,710	$ 562,266	$ 658,344

Other Selected Financial Information
(in thousands)

	May 10, 2003	May 4, 2002

Cumulative share repurchases ($):
On balance sheet	$ 2,380,274	$ 1,649,182
Forward contracts	295,390	108,789
Total	$ 2,675,664	$ 1,757,971

Cumulative share repurchases (shares):
On balance sheet	66,233	55,421
Forward contracts	4,008	1,999
Total	70,241	57,420

Shares outstanding, end of quarter	93,961	102,979

Return on Equity (ROE)	May 10, 2003	May 4, 2002

Net Income (Trailing 4 Quarters)	$ 488,149	$ 276,639
Addback Restructuring and Impairment Chgs	$ ---	$ 92,622
Net Income before Restructuring	$ 488,149	$ 369,261

Stockholders' equity (Two Point Average)	$ 688,267	$ 832,281

Return on Equity (ROE)	70.9%	44.4%
Return on Equity (ROE) (GAAP basis)	70.9%	33.2%

Return on Invested Capital (ROIC)	May 10, 2003	May 4, 2002

Net Income (Trailing 4 Quarters)	$ 488,149	$ 276,639
Addback Restructuring and Impairment Chgs	$ ---	$ 92,622
Addback After Tax Trailing Rent and Interest	$ 118,061	$ 115,138
Trailing 4 Quarters Adjusted Net Income	$ 606,210	$ 484,399

13 Point Average of Debt and Equity	$ 2,068,231	$ 2,213,339
Rent x 6	$ 644,862	$ 589,287
Average Invested Capital	$ 2,713,093	$ 2,802,626

ROIC (Trailing 4 Qtrs N.I / Avg. Inv Capital)	22.3%	17.3%
ROIC (GAAP basis)	22.3%	14.0%

AutoZone's 3rd Quarter Fiscal 2003
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended May 10, 2003	12 Weeks Ended May 4, 2002	36 Weeks Ended May 10, 2003	36 Weeks Ended May 4, 2002

Domestic stores:
Store count:
Stores opened	31	19	92	72
Stores closed	1	4	8	39
Replacement stores	---	2	4	12
Total domestic stores	3,152	3,052	3,152	3,052

Stores with commercial sales	1,942	1,652	1,942	1,652

Square footage (in thousands):	20,148	19,596	20,148	19,596

Stores in Mexico:
Stores opened	2	4	4	6
Total stores in Mexico	43	27	43	27

Sales & Inventory Statistics (Domestic stores):

	12 Weeks Ended May 10, 2003	12 Weeks Ended May 4, 2002	36 Weeks Ended May 10, 2003	36 Weeks Ended May 4, 2002	Trailing 4 Quarters May 10, 2003	Trailing 4 Quarters May 4, 2002

Sales per average store ($ in thousands)	$ 400	$ 393	$ 1,134	$ 1,105	$ 1,683	$ 1,626
Sales per average square foot	$ 63	$ 61	$ 177	$ 172	$ 263	$ 253

Same store sales - rolling 13 periods
Total	2.8%	9.5%	3.2%	9.9%	4.3%	9.2%
Retail vs. commercial
Retail	(0.2) %	8.6%	0.4%	9.2%	2.0%	8.6%
Commercial	29.7%	18.3%	29.1%	16.7%	25.5%	15.0%

Inventory turns:
Based on average inventories	2.1 X	2.3 X
Based on ending inventories	2.0 X	2.2 X
Inventory turns, net of payables:
Based on average inventories	8.6 X	7.7 X
Based on ending inventories	7.6 X	8.2 X

Accounts payable/inventory (total company)	73%	72%

	as of May 10, 2003	as of May 4, 2002	as of August 31, 2002

Gross Inventory	$1,497,643	$1,490,172	$1,484,699
Gross Inventory / Store	$ 469	$ 471	$ 473

Net Inventory (net of payables)	$ 407,485	$ 442,095	$ 363,951
Net Inventory / Store	$ 128	$ 140	$ 116